Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made as of the 1st day of June 2008 between ROYAL BANCSHARES OF PENNSYLVANIA, INC. (“Corporation”), a Pennsylvania business corporation having a place of business at 732 Montgomery Avenue, Narberth, Pennsylvania 19072, ROYAL BANK AMERICA (“Bank”) a state chartered bank having a place of business at 732 Montgomery Avenue, Narberth Pennsylvania 19072, and ROBERT A. KUEHL (“Executive”), an individual.
WITNESSETH:
     WHEREAS, Corporation, Bank and Executive desire to enter into an agreement regarding, among other things, the employment of Executive by Corporation and Bank as Chief Financial Officer of Corporation and Bank.
AGREEMENT:
     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
     1. Employment. Corporation and Bank hereby employ Executive and Executive hereby accepts employment with Corporation and Bank, under the terms and conditions set forth in this Agreement.
     2. Duties of Employee. Executive shall perform and discharge well and faithfully such duties as an executive officer of Corporation and Bank as may be assigned to Executive from time to time by the Board of Directors of Corporation and Bank, including, but not limited to, those duties set forth in Exhibit A. Executive shall be employed as Chief Financial Officer of Corporation and Bank, and shall hold such other titles as may be given to him from time to time by the Board of Directors of Corporation and Bank. Executive shall devote his full time, attention and energies to the business of Corporation and Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the Board of Directors of any other corporation or as a member of the Board of Trustees of any other organization or (c) being involved in any other activity with the prior approval of the Board of Directors of Corporation and Bank. Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of Corporation or Bank, nor may Executive serve as a director or officer or in any other capacity in a company which competes with Corporation or Bank.
     3. Term of Agreement.
          (a) Employment Period. The period of Executive’s employment under this Agreement shall be deemed to have commenced as of June 1, 2008 (the “Effective Date”), and shall continue for a period of twenty-four (24) full calendar months thereafter (the “Employment Period”). Corporation and Bank may, in their sole discretion, renew this Agreement for an additional two-year period upon written notice to Executive not less than sixty (60) days prior to the expiration of the Employment Period. Notwithstanding anything herein contained to the contrary: (ii) Executive’s employment with the Corporation or Bank may be terminated by the parties’ mutual agreement in writing to terminate the Executive’s employment hereunder at any time; and (iii) nothing in this Agreement shall mandate or prohibit a continuation of Employee’s employment following the expiration of the term of the Agreement upon such terms as the Board and Executive may mutually agree.
          (b) Involuntary Termination without Cause. Executive’s employment under this Agreement may be terminated at any time during the Employment Period without Cause, by action of the Board of Directors of Corporation and Bank, upon giving written notice of such termination to Executive at least ninety (90) days prior to the date upon which such termination shall take effect. If Executive’s employment is terminated under the provisions of this Section 3(b), Executive shall be entitled to receive: (i) any earned and unpaid salary accrued through the effective date of termination, pro rated on a daily basis, (ii) subject to the terms thereof, any benefits which may be due to the Executive on the date of termination under the provisions of any employee benefit plan, program or policy, (iii) medical benefit continuation at the Executive’s and/or his dependents’ expense as provided by law (the payments and benefits set forth in Section 3(b)(i) through (iii) shall be referred to, collectively, as the “Accrued Benefits”), and (iv) the amount set forth in Section 4(b) prorated for the number of days Executive was actually employed during the applicable year. Executive shall be entitled to no further payments or benefits under this Agreement, whether, salary, severance, any type of bonus, including any pro rata portion thereof, or otherwise.
          (c) Involuntary Termination for Cause. Notwithstanding the previous provision of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of Corporation and Bank to Executive. As used in this Agreement, “Cause” shall mean any of the following:
               (i) Executive’s conviction of or plea of guilty or nolo contendere to a felony a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of sixty (60) consecutive days or more;
               (ii) Executive’s willful failure to follow the good faith lawful instructions of the Board of Directors of Corporation or Bank with respect to their operations, after written notice from Corporation or Bank and a failure to cure such violation within ten (10) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation; or
               (iii) Executive’s willful failure to substantially perform Executive’s duties to Corporation or Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (g) of this Section 3, after written notice from Corporation or Bank and a failure to cure such violation within ten (10) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation, which failure results in injury to Corporation or Bank, monetarily or otherwise.
               (iv) Executive’s intentional violation of the provisions of this Agreement, after written notice from Corporation or Bank and a failure to cure such violation within ten (10) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation;
               (v) dishonesty of Executive in the performance of his duties, as reasonably determined by a vote of seventy-five percent (75%) of the directors of the Board of Directors;
               (vi) Executive’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 9(e) of the Federal Deposit Insurance Act or any applicable Regulatory Agency.
               (vii) the willful engaging by Executive in misconduct injurious to the Corporation or Bank after notice from Corporation or Bank, and a failure to cure such conduct within twenty (20) days;
               (viii) the breach of Executive’s fiduciary duty to the Corporation or Bank involving personal profit;
               (ix) the willful violation of (1) any material law, rule or regulation applicable to Corporation or Bank or (2) any final cease and desist order issued by an applicable regulatory agency;
               (x) conduct on the part of Executive that brings public discredit to Corporation or Bank or that is clearly contrary to the best interests of Corporation or Bank as reasonably determined by a vote of seventy-five percent (75%) of the directors of the Board of Directors;
               (xi) unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of Corporation or Bank as reasonably determined by seventy-five percent (75%) of the disinterested members of the Board of Directors following an investigation of the claims by a third party;
               (xii) any act of fraud or misappropriation against the Corporation, the Bank, or their customers, employees, contractors or business associates;
               (xiii) intentional misrepresentation of a material fact, or intentional omission of information necessary to make the information supplied materially misleading, in application or other information provided by Executive to Corporation or Bank in connection with Executive’s employment with Corporation or Bank; or
               (xiv) the existence of any material conflict between the interests of Corporation or Bank and Executive that is not disclosed in writing by Executive to Corporation or Bank prior to action and approved in writing by the Board of Directors, and, after notice from Corporation or Bank, a failure to cure such conflict within twenty (20) days of said notice.
     Notwithstanding the foregoing, Executive’s employment under this Agreement shall not be deemed to have been terminated for “Cause” under this Section 3(c) above if such termination took place solely as a result of:
               (i) questionable judgment on the part of Executive;

               (ii) any act or omission believed by Executive, in good faith, to have been in, or not opposed to, the best interests of Corporation or Bank (or its affiliated companies); or
               (iii) any act or omission in respect of which a determination could properly be made that Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Charter or By-laws of Corporation or Bank or the directors’ and officers’ liability insurance of Corporation or Bank, in each case as in effect at the time of such act or omission.
     If this Agreement is terminated for Cause, Executive shall receive only his Accrued Benefits and shall be entitled to no further payments or benefits under this Agreement, whether, salary, severance, any type of bonus, including any pro rata portion thereof, or otherwise.
          (d) Voluntary Termination. Executive’s employment under this Agreement may be terminated by the Executive at any time during the Employment Period for any reason or no reason, by giving written notice of such termination to the Chairman of the Board of Directors of Corporation at least ninety (90) days prior to the date upon which such termination is to take effect. If Executive terminates his employment under the provisions of this Section 3(d), Executive shall receive only his Accrued Benefits and shall be entitled to no further payments or benefits under this Agreement, whether, salary, severance, any type of bonus, including any pro rata portion thereof, or otherwise.
          (e) Termination upon Executive’s Disability. Notwithstanding the previous provisions of Section 3 of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination without further compensation due Executive, provided, however, that Executive shall be entitled to receive his Accrued Benefits. For purposes of this Agreement, the term “Disability” shall have the same meaning as under the long term disability plan or policy maintained by Corporation. If, for any reason, Corporation does not maintain such plan or policy, then “Disability” shall mean the inability or incapacity (by reason of a medically determinable physical or mental impairment) of Executive to perform the duties and responsibilities related to the job or position with Corporation described in Section 2 for a period that lasts, or can reasonably be expected to last, more than one hundred and eighty (180) days.
          (f) Termination upon Death of Executive. Notwithstanding the previous provisions of Section 3 of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination without further compensation due Executive, provided, however, that Executive shall be entitled to receive his Accrued Benefits.
          (g) Resignation as Director. Executive agrees that in the event his employment under this Agreement is terminated, unless (1) Executive maintains an ownership interest in the Corporation of five percent (5%) or more, or (2) termination is due to retirement, Executive shall resign as a director of Corporation and Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

     4. Employment Period Compensation.
          (a) Annual Base Salary. For services performed by Executive under this Agreement, Corporation and Bank shall pay Executive a base salary during the Employment Period at the rate of $180,000 per year, to increase and be adjusted to $190,000 per year on June 1, 2009, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of Corporation or Bank (“Annual Base Salary”). Corporation and/or Bank may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Corporation or Bank or any committee of such Board in the resolutions authorizing such increases.
          (b) Bonus. For services performed by Executive under this Agreement, Corporation and/or Bank may, from time to time, pay a bonus or bonuses (including payments made under Bank Profit Sharing Incentive Plan) to Executive as Corporation and/or Bank, in their sole discretion, deem appropriate. The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Corporation and/or Bank to Executive provided for in this Agreement and any other awards by the Corporation and/or Bank to all Tier I employees generally. The total target bonus amount under this Section shall be at least $35,000, consisting of the following two components:
               (i) fifty percent (50%) of the bonus potential (i.e., a target of at least $17,500) is tied to Executive’s attainment of a satisfactory qualitative performance review; and
               (ii) fifty percent (50%) of the bonus potential (i.e., a target of at least $17,500) is tied to Executive’s achievement of certain predetermined benchmarks.
     The predetermined benchmarks under Section 4(b)(ii) for the first year of the Employment Period are as follows:
                    (A) Executive must successfully implement the IPS Sendero system by December 31, 2008;
                    (B) Corporation’s outside auditors must find no material weaknesses in Corporation’s financial reporting;
                    (C) on or before February 28, 2009, Executive must automate production of Corporation’s financial statements to assure an initial draft release of such financial statements within seven (7) days of the end of the month being reported; and
                    (D) on or before February 28, 2009, Executive must establish a review process of Corporation financial statement drafts to ensure such drafts are accurate, in compliance with all generally accepted accounting principles, and released to the Board of Directors not later than the Friday prior to the week in which the regularly scheduled meeting of the Board of Directors will occur.

     The Chairman of the Board of Directors of Corporation, or his designee, shall meet with Executive at least ninety (90) days prior to each anniversary of the Effective Date to establish not more than four mutually agreeable benchmarks for the subsequent year. The benchmark component of Executive’s bonus under Section 4(b)(ii) shall be prorated for the number of benchmarks Executive actually achieves during the applicable year (with each such benchmark weighted equally). Bonuses earned under this Section shall be paid within thirty (30) days of the close of the year to which such bonus relates.
          (c) Vacation; Paid Time Off. During the term of this Agreement, Executive shall be entitled to four (4) weeks paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of Corporation and Bank, provided, however, Executive shall not be entitled to receive any additional compensation from Corporation and Bank for Failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of Corporation and Bank. Executive shall also be entitled to sick leave and one (1) week paid time off for continuing professional education in accordance with the policies as established from time to time by the Boards of Directors of Corporation and Bank
          (d) Automobile. During the term of this Agreement, Corporation and Bank shall provide Executive with an automobile or an automobile allowance of $4,800 per year.
          (e) Employee Benefit Plans. During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Corporation and Bank, subject to the terms of said plan, until such time that the Boards of Directors of Corporation and Bank authorize a change in such benefits. Corporation and Bank shall provide Executive with medical and disability coverage comparable to other full-time employees of Corporation and Bank. Corporation and Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Corporation and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Corporation and Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.
          (f) Long Term Incentive Plan. Executive shall be eligible to participate in Corporation’s Long Term Incentive Plan (“LTIP”) to the same extent as full-time employees of Corporation of comparable status and responsibility and in accordance with the terms and subject to the limitations of the LTIP, as may be amended from time to time.
          (g) Stock Options and Restricted Stock. Executive shall receive a one-time grant of an option to purchase 5,000 shares of common stock of Corporation and a one-time grant of 1,300 restricted shares of Corporation common stock, in accordance with the terms and subject to the limitations of Corporation’s 2007 LTIP, which grants shall be made on the date other full-time employees of Corporation receive their grants for 2008, subject to the approval of the Board of Directors of Corporation; provided, however, that Executive shall not be eligible to receive the above grants if his employment has been terminated for any reason, or if he has been given notice of his termination for any reason, or if he has resigned, or given notice of his intention to resign prior to the date on which the grants would otherwise have been made. The options and restricted shares subject to such grants shall become vested as determined by the Board of Directors of Corporation and subject to the terms of the 2007 LTIP.
          (h) Business Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of Corporation and Bank for their executive officers. For the purpose of this Agreement, business expenses shall include fees and expenses associated with professional education, with said professional education reimbursement subject to an annual cap of $2,500.
     5. Termination of Employment Following Change in Control.
          (a) If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and, thereafter, if at any time during the term of this Agreement there shall be:
               (i) any involuntary termination of Executive’s employment (other than for the reasons set forth in Section 3(c) of this Agreement);
               (ii) any reduction in Executive’s title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities or authority as such may be increased from time to time during the term of this Agreement, which results in a material negative change to Executive in the employment relationship;
               (iii) the assignment to Executive of duties inconsistent with Executive’s office on the date of the Change in Control or as the same may be increased from time to time after the Change in Control, which results in a material negative change to Executive in the employment relationship;
               (iv) any reassignment of Executive to a principal office greater than fifty (50) miles from the location of Executive’s principal office on the date of the Change in Control;
               (v) any significant reduction in Executive’s compensation as provided in Section 4 in effect on the date of the Change in Control or as the same may be increased from time to time after the Change in Control;
               (vi) any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under any of Corporation or Bank’s retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which Executive participated at the time of the Change in Control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the Change in Control;
               (vii) any requirement that Executive travel in performance of his duties on behalf of Corporation or Bank for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change in Control occurred; or

               (viii) any sustained pattern of interruption or disruption of Executive for matters substantially unrelated to Executive’s discharge of Executive’s duties on behalf of Corporation and Bank, which results in a material negative change to Executive in the employment relationship;
then, at the option of Executive, exercisable by Executive within ninety (90) days of the Change in Control and occurrence of any of the foregoing events, Executive may resign from employment with Corporation and Bank (or, if involuntarily terminated, give notice of intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to Corporation and Bank and the provisions of Section 6 of this Agreement shall apply, provided, however, that Corporation and Bank shall be given thirty (30) days from the date it receives the Notice of Termination to remedy any such event (other than an involuntary termination). Notwithstanding the foregoing, upon the occurrence of any of the events listed in Sections 5(a)(ii)-(viii), the provisions of Section 6 shall only apply if Executive actually terminates employment within two (2) years following the initial existence such event. In addition, notwithstanding the payments to Executive contemplated by Section 6, if Executive is requested by the Corporation, Bank, or a successor thereto to remain in the employ of the Corporation, Bank, or a successor to the Corporation or Bank following the Date of Change of Control, Executive expressly agrees, subject to the condition set forth below, to remain in the employ of the Corporation, Bank, or a successor to the Corporation or Bank for not less than six months following the Date of Change of Control. The Corporation, Bank, or successor to the Corporation or Bank shall have the right to request Executive remain in the employ of the Corporation, Bank, or a successor to the Corporation or Bank for a period of less than six months following the Date of Change of Control. Executive agrees to remain an employee of the Corporation, Bank or successor to the Corporation or Bank pursuant to their request conditioned upon Executive being compensated in the same amount and on the same terms as he was compensated immediately prior to the Date of Change of Control, including participation in all employee benefit plans to which he would otherwise be entitled.
          (b) As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:
               (i) (A) a merger, consolidation or division involving Corporation or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation or Bank, or (C) a purchase by Corporation or Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy percent (70%) or more of the members of the Board of Directors of Corporation or Bank who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Corporation or Bank; or
               (ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Corporation or Bank or any “person” who on the date hereof is a director or officer of Corporation or Bank is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing twenty-five percent (25%) or more of the combined voting power of Corporation or Bank’s then outstanding securities; provided; however, that for the purposes of this Agreement, a Change in Control shall not result from any transfer of ownership, which would otherwise cause the transferee to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, to a family member of Daniel M. Tabas, who is not currently a director or an officer of the Corporation or the Bank, of securities of the Corporation, which are solely or jointly owned or titled in the name of Daniel M. Tabas, the estate of Daniel M. Tabas, or any trust, proxy, power of attorney, pooling arrangement or any other contract or arrangement or other special purpose entity in which Daniel M. Tabas either is the grantor, settlor, or he otherwise caused to be formed; or controls the voting rights or disposition of shares of the Corporation; or
               (iii) during the period of two (2) consecutive years during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least sixty-seven percent (67%) of the directors then in office who were directors at the beginning of the period; or
               (iv) any other change in control of Corporation and Bank similar in effect to any of the foregoing.
     6. Rights in Event of Termination of Employment Following Change in Control.
          (a) In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to Corporation and Bank, in addition to his Accrued Benefits, Executive shall be absolutely entitled to receive the compensation and benefits set forth below:
               (i) If, at the time of termination of Executive’s employment, a “Change in Control” (as defined in Section 5(b)(i) of this Agreement) has also occurred, Corporation or Bank shall pay Executive an amount equal to and no greater than 1.99 times Executive’s Base Amount as defined in subsection (b) of this Section, minus applicable taxes and withholdings. Such payment shall be paid in a lump sum within thirty (30) days of Executive’s termination of employment.
          (b) The term “Base Amount” shall equal the base amount as defined by 26 U.S.C. § 280G(b)(3) which generally includes all compensation for services (excluding directors’ fees, if any) for five years prior to the year during which the Change in Control occurs divided by five, except that the calculation of the Base Amount shall not include any compensation resulting from director fees or the granting, the vesting, or exercise of any stock options or restricted shares. Notwithstanding the foregoing, in the event that Executive is employed for less than five years prior to the year during which the Change in Control occurs, the Base Amount will be determined by reference to the number of years (or partial years annualized) during which Executive is actually employed by Corporation and Bank.
          (c) Notwithstanding anything in this Section or elsewhere in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive,

when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition. All calculations required to be made under this subsection will be made by Corporation’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
          (d) Notwithstanding the foregoing, and anything herein to the contrary, the receipt of any benefits under this Section 6 shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.
     7. Covenant Not to Compete.
          (a) Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank and accordingly agrees that, during and for the applicable period set forth in Section 7(c) hereof; Executive shall not:
               (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise with assets between $500,000,000 and $5,000,000,000 engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, in the Pennsylvania counties of Delaware, Bucks, Montgomery, Chester, and Philadelphia (the “Non-Competition Area”); or
               (ii) provide financial or other assistance to any person, firm, corporation, or enterprise with assets between $500,000,000 and $5,000,000,000 engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area; or
               (iii) solicit current and former customers of Corporation, Bank or any Corporation subsidiary in the Non-Competition Area; or
               (iv) solicit current or former employees of Corporation, Bank or any Corporation subsidiary.
     Notwithstanding the foregoing, Executive shall not be prohibited from making personal investments, loans, or real estate transactions comparable to such transactions which would have been permitted during Executive’s employment with the Corporation or Bank.
          (b) It is expressly understood and agreed that, although Executive and Corporation and Bank consider the restrictions contained in Section 7(a) hereof reasonable for the purpose of preserving for Corporation and Bank and their subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 7(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.
          (c) The provisions of this Section 7 shall be applicable commencing on the date of this Agreement and ending on the second anniversary date of the effective date of termination of employment.
          (d) The provision of Section 7 will apply during the period of enforcement of the covenant not to compete as defined in Section 7(c).
          (e) Executive agrees that any breach of the restrictions set forth in this Section will result in irreparable injury to Corporation and Bank for which they will have no adequate remedy at law and the Corporation and Bank shall be entitled to injunctive relief in order to enforce the provisions hereof and/or seek specific performance and damages. Executive agrees to personal jurisdiction in the Common Pleas Court of Montgomery County, Pennsylvania or the U.S. District Court for the Eastern District of Pennsylvania. In the event that Corporation or Bank obtains injunctive relief, Executive will promptly reimburse the Corporation and Bank for reasonable attorney fees and any other costs associated with the litigation.
     8. Unauthorized Disclosure. During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Boards of Directors of Corporation and Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of Corporation and Bank, any material confidential information obtained by him while in the employ of Corporation and Bank with respect to any of Corporation and Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging in Corporation or Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business of a business similar to that conducted by Corporation and Bank or any information that must be disclosed as required by law.
     9. Liability Insurance. Corporation and Bank shall use their best efforts to obtain insurance coverage for Executive under an insurance policy covering officers and directors of Corporation and Bank against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Corporation and/or Bank to obtain such insurance, if the Board of Directors of the Corporation and/or Bank determine that such coverage cannot be obtained at a reasonable price.
     10. Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of Corporation and Bank, in the case of notices to Corporation and Bank.
     11. Waiver. No provision of this Agreement many be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Corporation and Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     12. Assignment. This Agreement shall not be assignable by any party, except by Corporation and Bank to any successor in interest to their respective businesses.
     13. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.
     14. Successors; Binding Agreement.
          (a) Corporation and Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Corporation and Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation and Bank would be required to perform it if no such succession had taken place. Failure by Corporation and Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 3 of this Agreement shall apply. As used in this Agreement, “Corporation” and “Bank” shall mean Corporation and Bank, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
          (b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Executive should die after a Notice of Termination is delivered by Executive, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.
     15. Arbitration. Corporation, Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Philadelphia, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable roles then in effect (“Rules”). Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.

Corporation and Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association’s pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein. In the event that Executive terminates pursuant to Section 6 herein, and any dispute arising under or in conjunction with Executive’s termination is resolved in Executive’s favor, whether by judgment, arbitration or settlement, Executive shall be entitled to the reimbursement by Corporation or Bank of all reasonable legal fees paid or incurred by Executive in resolving such dispute.
     16. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     17. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.
     18. Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
By:	/s/Robert R. Tabas

ROYAL BANK AMERICA
By:	/s/Robert R. Tabas

/s/ Robert A. Kuehl
Robert A. Kuehl
Chief Financial Officer, “Executive”

Exhibit A
Executive’s duties include, but are not limited to, the following:
•	Maintain a minimum 40 hours basic work week schedule as part of the responsibilities of the Chief Financial Officer position, with required additional time to meet the requirements of the position and to facilitate the timely filing of all Corporate regulatory and fiscal deadlines;

•	Oversee activities related to implementing and maintaining the integrity of the Corporation’s and Bank’s financial reporting systems;

•	Direct the activities of the Finance Department and maintain “dotted-line” relationships with individuals in each of the functional areas of the Bank that are responsible for the financial management of those departments and or functions;

•	Administratively responsible for the internal audit function;

•	Act as the liaison with the Audit Committee;

•	Act as the primary interface for the Corporation’s external public accounting firm;

•	Planning;

•	Budgeting and forecasting;

•	Management reporting;

•	Regulatory reporting, including Securities and Exchange Commission and bank regulatory reporting;

•	Establish and maintain the overall internal control environment;

•	Accounting policies, procedures and compliance;

•	Asset liability management;

•	Tax matters, including income tax;

•	Direct the timely and complete preparation of all financial reports, in accordance with generally accepted accounting principles and the prevailing industry accounting standards;

•	Ensure, interpret and adhere to banking, local, states and federal regulatory procedures, rules and regulations, as applicable;

•	Ensure proper valuation of assets, liabilities and equity of the Corporation and in establishing reserve requirements and lending thresholds;

•	Lead the asset liability management analysis process and make recommendations to senior management and the Investment Committee with regard to optimizing the Corporation’s asset-liability management position;

•	Lead the Corporation’s planning, budgeting, forecasting and accountability management processes and prepares timely, relevant management reports to guide and inform the process for the benefit of the entire senior management team;

•	Lead the Corporation’s investment management process and, in coordination with the Investment Committee to recommend and carry out policy, advise on the selection of and oversee the performance of fund advisors;

•	Lead the Finance Department and be responsible for its development and performance;

•	Participate in all senior management “cabinet meetings” (or their derivatives to share financial insight, establish or conform accounting policies and to generally understand status of operations within the Corporation);

•	Meet regularly with department heads to keep informed and to offer direction;

•	Review, interpret, and analyze financial statements and statistical data for the Executive Committee and Board of Directors;

•	Present and interpret the Corporation’s (including material operations and subsidiaries) financial results and financial statements at all Board of Director meetings, compared to budgets, forecasts etc, and makes recommendations as to necessary steps to achieve or positively exceed budgeted results;

•	Lead the Corporation’s efforts to optimize tax positions including working with outside advisors;

•	Perform other duties as reasonably assigned by the Chairman of the Board of Directors, Executive Committee, President, and members of the Board of Directors; and

•	Maintain professional expertise through attendance at professional meetings, review of current literature and coordination with the companies outside professional advisors (attorneys, accountants, actuaries, regulators, etc.).